UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2010

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

750 Lexington Avenue, New York, New York 10022

(Address of registrant’s principal executive office)

(212) 754-2233

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                   Entry into a Material Definitive Agreement.

On January 27, 2010, Scientific Games Corporation (the “Company”) and certain of its subsidiaries entered into a Purchase Agreement (the “Purchase Agreement”) to sell the Company’s Racing and Venue Management businesses (the “Racing Business”) to Sportech Plc, a public limited company incorporated in Scotland (“Sportech”), and certain of its affiliates.

Under the terms of the Purchase Agreement, the Company will receive at closing approximately $33 million in cash (subject to certain post-closing adjustments) and 39,742,179 ordinary shares, par value £0.50 per share of Sportech stock (the “Consideration Shares”), expected to represent approximately 20% of Sportech’s outstanding shares.  The Consideration Shares were valued at approximately $32 million at the time of signing.  Sportech has also agreed to make a future cash payment to the Company on September 30, 2013, of $10 million plus an amount representing the average United Kingdom base rate plus 1% on such $10 million for the period from closing until September 30, 2013.  Sportech will make further cash payments to the Company of:

(i)             $5 million, in the event that, over a period of three years commencing at the end of the first quarter after the closing (during which Sportech does not acquire a “Relevant U.S. Business” as defined), the average annual EBITDA of the Racing Business equals or exceeds $20 million but does not exceed $21 million; or

(ii)          $8 million, in the event that, over a period of three years commencing at the end of the first quarter after the closing (during which no Relevant U.S. Business is acquired), the average annual EBITDA of the Racing Business equals or exceeds $21 million; or

(iii)       $8 million, in the event that any Relevant U.S. Business is acquired during a period of three years commencing at the end of the first quarter after closing and the annual EBITDA of the Racing Business (including that Relevant U.S. Business) calculated in accordance with the terms of the Purchase Agreement (less 15% of the purchase price for the Relevant U.S. Business) equals or exceeds $25 million.  (Acquisition of a “Relevant U.S. Business” for this purpose refers to an acquisition of all or substantially all of an operating business for consideration in excess of $15 million engaged in the same business as the Racing Business where at least 50% of the revenue of that business in the twelve month period up to closing of such acquisition derives from activities conducted in the United States (a “Relevant U.S. Business”).)

The closing of the Company’s sale of the Racing Business is conditioned on, among other things: (i) Sportech shareholder approval; (ii) closing of Sportech’s financing arrangements; (iii) certain regulatory and bank approvals; and (iv) other customary closing conditions.  The transaction is expected to close in the first half of 2010.

In connection with the Purchase Agreement, certain shareholders and directors of Sportech have entered into voting agreements under which they have agreed to vote their shares in favor of the transaction.  Upon the closing of the transaction, the Board of Sportech will appoint Brooks Pierce, President of Scientific Games Racing, LLC, to the Board as an Executive Director.  In addition, upon the closing of the transaction, the Board of Sportech will appoint Lorne Weil, Chairman of the Company, to the Board as a Non-Executive Director (in his individual capacity and not as a representative of the Company).

The Purchase Agreement provides that, upon closing, the Company and Sportech will enter into certain ancillary agreements, as follows:  (i) a Transition Services Agreement in connection with the Company’s provision of ongoing services to the Racing Business during a transition period following the closing; (ii) a Right of First Offer Agreement for the distribution of the Company’s video gaming terminals to, for or on behalf of customers of the Racing Business; (iii) a Supply Agreement relating to the supply of terminals and ticket paper to the Racing Business; (iv) a Software License Agreement relating to the grant by each of the Company and Sportech of certain rights, including the right to use and develop certain software; and (v) a

Patent License Agreement relating to the grant to Sportech by affiliates of the Company of a royalty-free license under certain patent applications. The Company will also enter into an Investors’ Agreement with Sportech in respect of its holdings of the Consideration Shares following the closing, under which the Company may not sell the Consideration Shares for a period of three years after the closing subject to certain exceptions, including where Sportech or certain of its affiliated persons are in violation of law or subject to certain other regulatory concerns, where Sportech engages in certain types of lottery business or where Sportech breaches certain obligations to provide information to the Company pursuant to the Purchase Agreement.

A copy of the press release announcing the transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release of Scientific Games Corporation, dated January 27, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: February 1, 2010	By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of Scientific Games Corporation, dated January 27, 2010